Exhibit 99.1

TUCOWS REPORTS CONTINUED STRONG PERFORMANCE FOR THIRD
QUARTER OF FISCAL 2004

– Quarter Highlighted by Record Revenue and
the Company’s Ninth Consecutive Quarter of Profitability –

TORONTO, CANADA, November 2, 2004 –

Summary Financial Results
Tucows Inc.
(Numbers in Thousands, Except Per Share Data)

	3 Months Ended September 30, 2004		3 Months Ended September 30, 2003	9 Months Ended September 30, 2004	9 Months Ended September 30, 2003
Net Revenue	12,381	*	9,316	33,195	27,480
Income from Operations	614		13	1,349	543
Net Income	821	*	179	1,635	1,638
Net Income/Share	0.01		0.00	0.02	0.03
Cash Flow from Operations	1,127		576	3,090	2,086

*Includes recognition of $1.1 million of deferred revenue as current revenue as a result of a domain name reseller becoming an accredited registrar customer and that customer’s registrations being transferred from Tucows’ tag to the customer’s own tag such that Tucows was no longer accountable for those registrations.  Included in cost of revenue is $0.8 million previously deferred against these names in prepaid domain name registry fees.

Tucows Inc. (OTCBB: TCOW) today reported its results for the third quarter of fiscal 2004 ended September 30, 2004.

Key highlights for the quarter included:

•                  A 33% year-over-year increase in net revenue to a record $12.4 million;

•                  Income from operations of $614,000;

•                  Positive cash flow from operations of $1.1 million;

•                  Net income of $821,000;

•                  An 18% year-over-year increase in deferred revenue to a record $32.5 million;

•                  A 10% year-over-year increase in domain name transactions to 865,000; and

•                  Gross margin from non-domain Internet services increased to 36% from 27% for the third quarter last year.

“The momentum inherent in our business continued to drive growth in both the top and bottom lines in the third quarter. I’m particularly pleased that our ongoing efforts to diversify our revenue streams are proving successful while we continue to maintain our dominant market position and ability to consistently win new business in the wholesale domain market,” said Elliot Noss, President and Chief Executive Officer, Tucows Inc.  “The fundamentals of our business remain strong as we achieved record revenue and our ninth consecutive quarter of profitability.”

Net revenue for the third quarter of fiscal 2004 increased 33% to $12.4 million from $9.3 million for the third quarter of fiscal 2003.  The increase was primarily the result of a higher number of domain name transactions, as well as higher revenue from services other than domain name registrations.  In addition, during the third quarter of this year, $1.1 million in deferred revenue was recognized as current revenue as the result of the change in status of a customer from a high-volume reseller to an accredited registrar customer.  Excluding this amount, third quarter revenue increased 21% on a year-over-year basis.

“We pride ourselves on having the flexibility to address the changing needs of our customers.  Our service bureau pricing model allows high-volume customers to take advantage of our services and avoid the cost and complexity of building their own system,” said Mr. Noss. “Not only does this strengthen our customer relationships, it provides significant opportunity to sell them additional Internet services.”

Income from operations for the third quarter was $614,000 (which included a net gain from foreign exchange forward contracts of $98,000) compared to $13,000 for the corresponding quarter last year (which included a net loss from foreign exchange forward contracts of $308,000).  Net income for the quarter was $821,000, or $0.01 per share, compared to $179,000, or $0.00 per share, for the third quarter last year.

Deferred revenue at the end of the third quarter of fiscal 2004 was $32.5 million, an increase of 18% from $27.5 million at the end of the third quarter of fiscal 2003 and down marginally from the end of the second quarter of this year.  The decrease in deferred revenue compared to the end of the second quarter of this year is a reflection of the aforementioned conversion of a high-volume reseller to an accredited registrar customer.

Cash and restricted cash at the end of the third quarter of fiscal 2004 was $13.3 million compared to $12.1 million at the end of the third quarter of fiscal 2003 and $12.3 million at the end of the second quarter of this year. The increase compared to the second quarter of fiscal 2004 is primarily the result of positive cash flow from operations for the third quarter of this year of $1.1 million.

Domain names registered, renewed and transferred-in for the third quarter of fiscal 2004 increased 10% to 865,000 from 785,000 for the same quarter of last year. Total active domain names under management at the end of the second quarter increased to 4.27 million.

Conference Call

Tucows will host a conference call on Tuesday, November 2, 2004, at 5:00 p.m. (ET) to discuss the company’s third quarter fiscal 2004 results. To access the conference call via the Internet go to www.tucowsinc.com, and click on “Investor Relations.”

For those unable to join the conference call at the scheduled time, it will be archived for replay both by telephone and via the Internet beginning approximately one hour following completion of the call. To access the archived conference call by telephone, dial 1-800-408-3053 or 416-695-5800 and enter the pass code 3108001. The telephone replay will be available until Tuesday, November 9, 2004, at midnight. To access the archived conference call via the Internet, go to www.tucowsinc.com and click on “Investor Relations.”

About Tucows

Tucows Inc. is a leading provider of wholesale Internet services and back office solutions to a global network of more than 6,000 web hosting companies, ISPs and other service providers. As the largest ICANN-accredited wholesale domain name registrar, Tucows offers a suite of complementary Internet services including domain name registration and management, digital certificates, email services and web publishing services. Tucows’ back office products, including billing, provisioning and customer care solutions, enable service providers to automate and enhance their service offerings. Tucows also distributes software and other digital content through its global network of affiliates offering more than 40,000 software titles. For more information, please visit: www.tucowsinc.com.

Contact:
Hilda Kelly

Investor Relations Resource

Tucows Inc.

416-538-5493
ir@tucows.com

This news release contains, in addition to historical information, forward-looking statements that involve risks and uncertainties. These forward-looking statements include statements regarding the continued growth and success of Tucows’ business, the ability to further develop and achieve commercial success for the company’s business strategy and the deployment of the company’s resources. Such statements are based on management’s current expectations and are subject to a number of uncertainties and risks that could cause actual results to differ materially from those described in the forward-looking statements. More information about potential factors that could affect Tucows is included in the Risk Factors sections of Tucows’ filings with the Securities and Exchange Commission. All forward-looking statements included in this document are based on information available to Tucows as of the date of this document, and Tucows assumes no obligation to update such forward-looking statements.

TUCOWS is a registered trademark of Tucows Inc. or its subsidiaries. All other trademarks and service marks are the properties of their respective owners.

[Financial statements to come.]

Tucows  Inc.
Consolidated Balance Sheets

(Dollar amounts in U.S. dollars)

	September 30,	December 31,
	2004	2003
	(unaudited)

Assets

Current assets:
Cash and cash equivalents	$13,132,599	$12,912,811
Restricted cash	212,500	132,500
Accounts receivable	1,021,235	486,289
Prepaid expenses and deposits	2,076,208	2,061,948
Prepaid domain name registry fees, current portion	14,965,313	13,204,566
Total current assets	31,407,855	28,798,114

Prepaid domain name registry fees, long-term portion	6,302,125	5,136,194
Property and equipment	780,276	1,048,400
Intangible assets	1,301,280	—
Goodwill	964,467
Investments	353,737	353,737
Cash held in escrow	1,000,000	—
Total assets	$42,109,740	$35,336,445

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable	$1,344,361	$1,632,294
Accrued liabilities	2,731,033	2,088,235
Customer deposits	2,005,901	2,160,601
Deferred revenue, current portion	23,085,010	20,715,191
Total current liabilities	29,166,305	26,596,321

Deferred revenue, long-term portion	9,420,767	7,874,001

Stockholders’ equity

Preferred stock - no par value, 1,250,000 shares authorized; none issued and outstanding	—	—
Common stock - no par value, 250,000,000 shares authorized; 66,817,250 shares issued and outstanding as of September 30, 2004 and 64,626,429 shares issued and outstanding as of December 31, 2003	9,541,277	8,540,687
Additional paid-in capital	49,992,129	49,992,129
Deferred stock-based compensation	—	(20,593)
Deficit	(56,010,738)	(57,646,100)
Total stockholders’ equity	3,522,668	866,123
Total liabilities and stockholders’ equity	$42,109,740	$35,336,445

Tucows  Inc.

Consolidated Statements of Operations

(Dollar amounts in U.S. dollars)

(unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2004	2003	2004	2003

Net revenues	$12,381,326	$9,315,760	$33,195,200	$27,479,973
Cost of revenues	7,654,475	5,807,808	20,658,290	17,067,173
Gross profit	4,726,851	3,507,952	12,536,910	10,412,800

Operating expenses:
Sales and marketing (*)	1,370,932	922,028	3,716,192	2,791,251
Technical operations and development	1,107,590	1,016,404	3,259,882	2,867,098
General and administrative (*)	1,388,421	1,266,708	3,295,996	3,044,907
Depreciation of property and equipment	187,158	289,424	817,475	1,166,340
Amortization of intangible assets	59,040	—	98,720	—
Total operating expenses	4,113,141	3,494,564	11,188,265	9,869,596

Income from operations	613,710	13,388	1,348,645	543,204

Other income:
Interest income, net	56,549	37,888	136,285	94,384
Gain on disposal of Liberty Registry Management Services Inc.	—	128,110	—	1,000,000
Total other income	56,549	165,998	136,285	1,094,384

Income before provision for income taxes	670,259	179,386	1,484,930	1,637,588
Provision for (recovery of) income taxes	(150,432)	—	(150,432)	—

Net income for the period	$820,691	$179,386	$1,635,362	$1,637,588

Basic and diluted earnings per common share	$0.01	$0.00	$0.02	$0.03

Shares used in computing basic earnings per common share	66,800,369	64,626,429	65,831,258	64,626,429

Shares used in computing diluted earnings per common share	68,477,632	64,726,663	67,728,525	64,677,776

(*) Stock-based compensation has been included in operating expenses as follows:

Sales and marketing	$—	$27,707	$16,834	$82,218
General and administrative	$—	$13,303	$3,759	$39,474

Tucows  Inc.

Consolidated Statements of Cash Flows

(Dollar amounts in U.S. dollars)

(unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2004	2003	2004	2003

Cash provided by:
Operating activities:
Net income for the period	$820,691	$179,386	$1,635,362	$1,637,588
Items not involving cash:
Depreciation of property and equipment	187,158	289,424	817,475	1,166,340
Amortization of intangible assets	59,040	—	98,720	—
(Gain) loss on change in the fair value of forward contracts	(97,512)	307,758	(188,775)	(576,470)
Stock-based compensation	—	41,010	20,593	121,692
Gain on disposal of Liberty Registry Management Services Inc.	—	(128,110)	—	(1,000,000)
Change in non-cash operating working capital:
Accounts receivable	(382,631)	(107,592)	(456,915)	(73,478)
Prepaid expenses and deposits	68,578	414,888	179,193	411,311
Prepaid domain name registry fees	369,522	(803,976)	(2,926,678)	(2,472,612)
Accounts payable	61,324	(90,237)	(287,933)	(300,808)
Accrued liabilities	668,181	(317,806)	445,699	(21,168)
Customer deposits	(167,189)	(65,056)	(163,589)	76,653
Deferred revenue	(460,375)	856,702	3,916,585	3,116,892

Cash provided by operating activities	1,126,787	576,391	3,089,737	2,085,940

Financing activities:
Proceeds received on exercise of stock options	81,581	—	726,050	—

Cash provided by financing activities	81,581	—	726,050	—

Investing activities:
Additions to property and equipment	(143,239)	(160,252)	(496,489)	(780,874)
(Increase) decrease in restricted cash - being margin security against forward exchange contracts	148,750	224,888	(80,000)	674,888
Acquisition of Boardtown Corporation, net of cash acquired	—	—	(2,019,510)	—
Increase in cash held in escrow	—	—	(1,000,000)	—
Proceeds on disposal of Liberty Registry Management Services Inc., net of cash disposed	—	128,110	—	1,000,000

Cash provided by (used in) investing activities	5,511	192,746	(3,595,999)	894,014

(Decrease) increase in cash and cash equivalents	1,213,879	769,137	219,788	2,979,954
Cash and cash equivalents, beginning of period	11,918,720	11,055,646	12,912,811	8,844,829
Cash and cash equivalents, end of period	$13,132,599	$11,824,783	$13,132,599	$11,824,783

Supplemental cash flow information:
Interest paid	$113	$39	$166	$355

Supplemental disclosure of non-cash investing and financing activities:
Common stock issued on the acquisition of Boardtown Corporation	$—	$—	$274,540	$—